EXHIBIT 7C

For period ending 01/31/2009 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.



Series
Number   Series Name                                                   Is this the last filing for this Series?
                                                                                        (Y/N)

120      Wells Fargo Advantage Endeavor Select Fund                                       N
122      Wells Fargo Advantage U.S. Value Fund                                            N
123      Wells Fargo Advantage Capital Growth Fund                                        N
124      Wells Fargo Advantage Large Company Value Fund                                   N
125      Wells Fargo Advantage Growth Fund                                                N
126      Wells Fargo Advantage Large Company Core Fund                                    N
127      Wells Fargo Advantage Large Cap Growth Fund                                      N
148      Wells Fargo Advantage Social Sustainability Fund                                 N